Exhibit 10.17

THIRD AMENDMENT TO LICENSE AGREEMENT

Agreement # LIC18111

THIS AMENDMENT, is effective, as of the 8th day of June 2023 (Effective Date of this Amendment), by and between the University of South Florida Research Foundation, Inc. (“USFRF”), a nonstock, nonprofit Florida Corporation under Chapter 617 Florida Statutes, and a direct-support organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes (“University”) and Alzamend Neuro, Inc. (“Licensee”), a small corporation organized and existing under the laws of Delaware.

Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the License Agreement.

WHEREAS, effective July 2, 2018 a License Agreement (“License Agreement”) was entered into by University and Licensee relating to the utilization of Patent Rights associated with USF Technology referenced as 12B100_Shytle;

WHEREAS, a Second Amendment to the License Agreement was made effective March 30, 2021; and

WHEREAS, the parties desire to further amend the License Agreement in this Third Amendment to the License Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Section 1, Definitions, adding the following:

1.13 “First Commercial Sale” means the first commercial sale, lease or other transfer, practice or disposition of any Licensed Product or Licensed Process for value, in any country by Licensee or by a Sublicensee to a third party that is not a Licensee Affiliate or a Sublicensee.

2.	Section 4.4.1 is deleted in its entirety and replaced with the following:

Licensee will pay to Licensor minimum annual royalty payments beginning in the calendar year in which the First Commercial Sale occurs as follows:

Payment	Year

$20,000.00	1st anniversary of the First Commercial Sale

$40,000.00	2nd anniversary of the First Commercial Sale

$50,000.00	3rd anniversary of the First Commercial Sale; and every year thereafter for the term of this Agreement.

The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The minimum royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due Licensor for other than the same calendar year in which the royalties were earned.

IN WITNESS WHEREOF, the parties have set their hands and seals and duly executed this Addendum as of the effective date identified in the preamble above.

This Agreement may be signed in two counterparts, each of which is to be considered an original, and taken together as one and the same document. This Agreement may also be signed via facsimile transmission or electronically, and signatures obtained in these manners shall be legal and binding on such parties.

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.	ALZAMEND NEURO, INC.

Michele Tyrpak, J.D.	Stephan Jackman
Director, Technology Transfer Office	CEO

Date:	Date: